Exhibit 8.1

Exhibit 8.1

September 4, 2014

Linn Energy, LLC

Linn Energy Finance Corp.

Subsidiary Guarantors Listed on Schedule I hereto

Ladies and Gentlemen:

We have acted as counsel to Linn Energy, LLC, a Delaware limited liability company (the “Company”) and Linn Energy Finance Corp., a Delaware corporation, and the entities listed on Schedule I hereto, in connection with the Company’s filing on the date hereof of Post-Effective Amendment No. 1 (the “Amendment”) to the registration statement on Form S-3 (No. 333-184647) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the prospectus forming a part of the Registration Statement. At your request, this opinion is being furnished to you for filing as Exhibit 8.1 to the Amendment.

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Registration Statement, (ii) certain other filings made by the Company with the Commission, (iii) a representation letter provided to us by the Company in support of this opinion and (iv) other information provided to us by the representatives of the Company.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Amendment. We also consent to the reference to our Firm in the Discussion and under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we

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become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.

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Schedule I

Subsidiary Guarantors

1.	Linn Energy Holdings, LLC
2.	Linn Exploration Midcontinent, LLC
3.	Linn Exploration & Production Michigan LLC
4.	Linn Midstream, LLC
5.	Linn Midwest Energy LLC
6.	Linn Operating, Inc.
7.	Mid-Continent I, LLC
8.	Mid-Continent II, LLC
9.	Mid-Continent Holdings I, LLC
10.	Mid-Continent Holdings II, LLC